Exhibit 99.3

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS RECEIVES RESPONSE FROM FDA ON
SPECIAL PROTOCOL ASSESSMENT FOR ONRIGIN™
NEW HAVEN, CT, February 26, 2010 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VIONQ) announced today that it had received a response from the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (“SPA”) for its oncology therapeutic Onrigin™ (laromustine) Injection.
In January 2010, Vion filed a SPA with the FDA related to a randomized Phase II/III trial of Onrigin™ in combination with low-dose Ara-C (LDAC) in elderly patients with newly diagnosed acute myeloid leukemia (AML). In its response, the FDA requested that the Company conduct a separate Phase II trial of Onrigin™ and review the results of this trial with the FDA prior to conducting a Phase III trial.
The SPA process is intended to evaluate a Phase III protocol whose data will form the primary basis for an efficacy claim. The Phase II/III randomized trial for which the Company filed the SPA had been designed in response to the FDA’s complete response letter to the Company’s New Drug Application for Onrigin™ that required a randomized trial be conducted to support the approval of Onrigin™ for the treatment of AML.
On December 17, 2009, Vion filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware (the “Court”). On February 11, 2010 Vion filed with the Court a Chapter 11 Plan of Liquidation (“Plan”) and a related disclosure statement (“Disclosure Statement”). A hearing is scheduled to consider approval of the Disclosure Statement on March 1, 2010 and the Plan on April 6, 2010. Assuming that these hearings are held on or before the scheduled dates, and that the Plan is so confirmed at the scheduled hearing and goes effective by its terms, Vion anticipates that it will then no longer be a reporting company under the Securities Exchange Act of 1934, as amended.
Bankruptcy law does not permit solicitation of acceptances of the Plan until the Court approves the Disclosure Statement. Accordingly, this press release is not intended to be, nor should it be construed as a solicitation of a vote on the Plan. The Plan will become effective only if it receives the requisite stakeholder approval and is confirmed by the Court. There can be no assurance that the Court will approve the Disclosure Statement, that the stakeholders will approve the Plan, or that the Court will approve the Plan. Information in the Plan and the Disclosure Statement is subject to change whether as a result of an amendment to the Plan, actions of third parties or otherwise.

Additional information about Vion’s Chapter 11 case is available on the website of the court’s claims agent at www.delclaims.com.
This news release contains forward-looking statements. Such statements are subject to certain risks and uncertainties that may cause Vion’s plans to differ or results to vary materially from those expected, including Vion being unsuccessful in selling its assets or engaging in another transaction in bankruptcy, Vion not obtaining court approval of its motions filed in its Chapter 11 proceeding, including its motions for approval of its disclosure statement and plan of liquidation, Vion’s ability to retain and compensate key executives and other key employees, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended September 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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